Exhibit 99.1

FOR IMMEDIATE RELEASE


               BERKSHIRE HATHAWAY INC. COMPLETES ACQUISITION OF
                              GARAN, INCORPORATED

Omaha, Nebraska and New York, New York, September 4, 2002 - Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) and Garan, Incorporated (AMEX: GAN) announced today the completion of Berkshire Hathaway's acquisition of Garan. At a special meeting of Garan's shareholders held earlier today, more than 99% of the voted Garan shares voted for the merger of Garan with a subsidiary of Berkshire Hathaway, providing the approval by more than two-thirds of the outstanding shares required for consummation of the transaction. The merger was completed shortly after this shareholder meeting.

As a result of the transaction, Garan is now a wholly owned subsidiary of Berkshire Hathaway and each outstanding share of Garan's common stock has been automatically converted into the right to receive $60.00 per share in cash.

Garan's common stock, which has been listed on the American Stock Exchange, will no longer be publicly traded. Garan's shareholders of record as of the close of business today will receive a Letter of Transmittal by mail with instructions on how and where to forward their stock certificates to receive the $60.00 per share to which they are entitled. Garan shareholders should surrender their stock certificates to Wachovia Bank, N.A., the paying agent, in exchange for the $60.00 per share promptly following receipt of these materials. Banks and brokers will handle delivery for those holding Garan shares in a brokerage account.

Garan is a leading manufacturer of children's, women's, and men's apparel bearing the private labels of its customers as well as various of its own trademarks, including GARANIMALS(R). Goldman, Sachs & Co. served as Garan's financial advisor in connection with the transaction.

Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted. Neither Berkshire Hathaway nor Garan undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Garan, Incorporated                      Berkshire Hathaway Inc.

   William J. Wilson - (212) 563-2000         Marc D. Hamburg - (402) 346-1400